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F O R            I M M E D I A T E            R E L E A S E

NOVEN PROVIDES UPDATE ON DEVELOPMENTAL FENTANYL PATCH

Miami, FL, September 28, 2005 - Noven Pharmaceuticals, Inc. (NASDAQ:NOVN) today announced that the U.S. Food & Drug Administration (“FDA”) has advised Noven that the FDA does not expect to approve Noven’s Abbreviated New Drug Application (“ANDA”) for a generic version of Duragesic® (fentanyl transdermal system), and has ceased its review of the ANDA, based on the FDA’s assessment of potential safety concerns related to the higher drug content in the Noven generic product versus the Duragesic® product.

The FDA’s determination was made known to Noven at a meeting requested by Noven with representatives of the FDA on the afternoon of September 27, 2005. Endo Pharmaceuticals Inc. (“Endo”), the U.S. licensee of Noven’s fentanyl patch, was also present at the meeting.

As previously disclosed, in July 2005, the FDA issued a public advisory that it was investigating reports of death and other serious side effects from overdoses involving both the branded and generic fentanyl patches currently on the market.

Noven strongly disagrees with the FDA’s conclusions regarding its pending ANDA, and will be evaluating available avenues by which it may continue to pursue approval of the generic fentanyl patch.

Noven has approximately $13.9 million in fentanyl-related inventories currently recorded on its balance sheet. Under the fentanyl patch license agreement, Noven and Endo have agreed to share the cost of existing fentanyl inventories. Based on the outcome of the recent FDA meeting, Noven expects to record a charge to income from operations of up to approximately $9.0 million for the quarter ending September 30, 2005 associated with its portion of the fentanyl inventory. Noven is evaluating the circumstances under which it may recognize the $5.8 million in previously deferred license revenue relating to the balance of the non-refundable upfront payment made by Endo upon signing the fentanyl patch license agreement.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “expects,” “may,” “plans, “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. These risks and uncertainties include: that Endo may exercise its contractual right to terminate the license agreement; that Noven may not receive any milestone payments under the license agreement; that Noven may be unable to recover from Endo their agreed upon portion of the production costs of the existing inventories of the fentanyl patch; that the assumptions and estimates on which Noven based its preliminary assessment of the inventory charge it expects to record may prove to be incorrect or incomplete and result in Noven recording a greater charge; that Noven may recognize a smaller amount of deferred license revenue from the fentanyl patch license agreement than expected for the quarter ending September 30, 2005; that Noven’s independent registered accounting firm has not audited or reviewed the preliminary financial information contained in this press release; that Noven’s announcement of its third quarter financial results may be delayed or will reflect greater adjustments than currently estimated; that Noven and Endo may not agree on a strategy to continue to seek approval of the generic fentanyl patch or that any strategy on which they agree may be unsuccessful; that the generic fentanyl patch might never be approved by the FDA; that Noven’s results of operations may be adversely affected unless and until Noven redeploys the assets previously associated with fentanyl production; and that Endo may suspend or terminate its other collaborations with Noven. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

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